SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

THE TRIZETTO GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 30, 2007

Dear Fellow Stockholder:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2007 Annual Meeting of Stockholders of The TriZetto Group, Inc. on Friday, May 25, 2007, at 9:00 a.m., at the Hyatt Regency Newport Beach Hotel, 1107 Jamboree Road, Newport Beach, California 92660.

The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be conducted at the meeting and provide information about TriZetto. Also enclosed is a proxy/voting instruction card and TriZetto’s Annual Report to Stockholders for the fiscal year ended December 31, 2006.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and return the enclosed proxy/voting instruction card promptly, or vote by telephone or over the Internet, if telephone or Internet voting is available to you. If you attend the meeting and prefer to vote in person, you may withdraw your proxy and vote your shares.

Sincerely,

Jeffrey H. Margolis

Chairman of the Board and Chief Executive Officer

Notice of Annual Meeting of Stockholders

May 25, 2007

The 2007 Annual Meeting of Stockholders of The TriZetto Group, Inc. will be held at the Hyatt Regency Newport Beach Hotel, 1107 Jamboree Road, Newport Beach, California 92660, on Friday, May 25, 2007, at 9:00 a.m., for the following purposes:

1.	To elect three Class II directors for a three-year term;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accountants for 2007; and

3.	To transact any other business that may properly come before the meeting.

Only stockholders of record at the close of business on April 5, 2007 will be entitled to vote at the annual meeting or any adjournment or postponement thereof.

The Annual Report to Stockholders of TriZetto for the fiscal year ended December 31, 2006 is being mailed concurrently with this Proxy Statement to all stockholders of record as of April 5, 2007. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy/voting instruction card sent to you. Most stockholders also can vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, instructions are printed on the voting instruction card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying Proxy Statement.

By Order of the Board of Directors,

James J. Sullivan

Senior Vice President, General Counsel and

Secretary

April 30, 2007

Newport Beach, California

PROXY STATEMENT

GENERAL INFORMATION

The Company

The TriZetto Group, Inc. (“TriZetto” or the “Company”) offers a broad portfolio of healthcare information technology products and services that can be delivered individually or combined to create a comprehensive solution. The Company provides leading proprietary and third-party software products, outsourced services and strategic and implementation consulting to health plans and benefits administrators. Our corporate offices are located at 567 San Nicolas Drive, Suite 360, Newport Beach, California 92660. Our telephone number is 949-719-2200, and our corporate website address is www.trizetto.com.

Proxy Solicitation

On or about April 30, 2007, we began mailing these proxy materials to all registered owners (sometimes called record holders) of TriZetto common stock at the close of business on April 5, 2007. We have sent this Proxy Statement to you because the Board of Directors of the Company is requesting your proxy to vote at the 2007 annual meeting and at any adjournment or postponement of such meeting. A copy of this Proxy Statement also has been sent to beneficial owners of TriZetto common stock whose shares were held in “street-name” by banks, brokers and other record holders at the close of business on April 5, 2007.

The Company will bear the entire cost of the solicitation of proxies. The Company also will reimburse banks, brokers, custodians, nominees, fiduciaries and others for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners. Solicitation of proxies is expected to be made primarily by mail. However, our directors, officers and employees may communicate with stockholders, banks, brokers, and others by telephone, facsimile, e-mail or in person to request that proxies be furnished.

Voting

If you are a registered owner (meaning that your shares are registered in TriZetto’s records as being owned in your name), then you may vote on matters presented at our annual meeting in the following ways:

•	By proxy—You may complete the proxy card and mail it in the postage-paid envelope provided; or

•	In person—You may attend the annual meeting and cast your vote there.

If you are a beneficial owner whose shares are held in “street-name” by a bank, broker or other record holder, please refer to your voting instruction card and other materials forwarded by such record holder for information on how to instruct the record holder to vote on your behalf. In addition to returning the instruction card by mail, you may be able to provide voting instructions by using the Internet or telephone. The Internet and telephone instructions provided by the record holder are designed to authenticate your identity, allow you to give your voting instructions, and to confirm that your voting instructions have been properly recorded. Please be aware that you may incur costs such as telephone and Internet access charges, for which you will be responsible, if you vote by telephone or over the Internet.

If you are a registered holder and vote by proxy, the individuals named on the enclosed proxy card will vote your shares in the way that you indicate. When completing the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the following:

1.	Election of three Class II directors for a three-year term;

2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for 2007.

If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as the Board of Directors recommends. If you choose to vote by mailing a proxy card, your proxy card must be filed with the Corporate Secretary of the Company prior to or at the commencement of the annual meeting.

Registered holders who vote by sending in a signed proxy will not be prevented from attending the annual meeting and voting in person. You have the right to revoke a proxy at any time before it is exercised by (a) executing and returning a later dated proxy, (b) giving written notice of revocation to TriZetto’s Corporate Secretary at 567 San Nicolas Drive, Suite 360, Newport Beach, California 92660 or (c) attending the annual meeting and voting in person. In order to attend the annual meeting and vote in person, a beneficial holder whose shares are held in “street name” by a bank, broker or other record holder must follow the instructions provided by such record holder for voting in person at the meeting. The beneficial holder also must obtain from such record holder and present at the annual meeting a written proxy allowing the beneficial holder to vote the shares in person.

Record Date, Quorum and Voting Requirements

Only holders of record of TriZetto common stock at the close of business on April 5, 2007 will be eligible to vote at the annual meeting. As of the close of business on April 5, 2007, TriZetto had 45,236,397 shares of common stock outstanding. Each share of common stock is entitled to one vote.

A quorum of shares is necessary to hold a valid stockholders’ meeting. TriZetto’s bylaws provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at meetings of stockholders. Shares for which an “abstention” from voting is observed, as well as shares that a broker holds in “street name” and votes on some matters but not others (“broker non-votes”), will be counted for purposes of establishing a quorum. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (a) the broker does not receive voting instructions from the beneficial owner and (b) the broker lacks discretionary authority to vote the shares. Banks and brokers cannot vote on their client’s behalf on “non-routine” proposals.

Directors will be elected by a plurality of votes cast at the annual meeting. This means that the three nominees for director who receive the most votes will be elected. If you are present at the meeting but do not vote for a particular nominee, or if you have given a proxy and properly withheld authority to vote for a nominee, or if there are broker non-votes, the shares withheld or not voted will not be counted for purposes of the election of directors.

For each other item, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting is required for approval. If you are present at the meeting but do not vote on any of these proposals, or if you have given a proxy and abstain on any of these proposals, this will have the same effect as if you voted against the proposal. If there are broker non-votes on the issue, the shares not voted will have no effect on the outcome of the proposal.

Security Ownership of Management and Certain Beneficial Owners

The following table shows the number of shares of common stock beneficially owned as of March 31, 2007 by (a) each person (or group of affiliate persons) who is known by us to beneficially own 5% or more of our outstanding common stock, (b) each of our directors, (c) each of the named executive officers (as defined below) listed in the Summary Compensation Table and (d) all current directors and executive officers of the Company as a group. The information in the table is based upon information available to us as of April 19, 2007.

	Number of Shares Beneficially Owned(2)
Name and Address of Beneficial Owners(1)	Number	% of Class
Wellington Management Company, LLP(3) 75 State Street Boston, MA 02109	5,262,670	11.64%
Gilder, Gagnon, Howe & Co. LLC(4) 1775 Broadway, 26th Floor New York, NY 10019	2,643,290	5.84%
AXA Financial, Inc.(5) 1290 Avenue of the Americas New York, NY 10104	2,434,803	5.38%
Jeffrey H. Margolis(6)	2,165,100	4.74%
Paul F. LeFort(7)	86,650	<1%
Donald J. Lothrop(8)	69,355	<1%
Thomas B. Johnson(9)	21,875	<1%
Jerry P. Widman(10)	8,750	<1%
L. William Krause(11)	6,875	<1%
Lois A. Evans(12)	1,875	<1%
Nancy H. Handel	—	—
Anthony Bellomo(13)	434,942	<1%
Kathleen Earley(14)	258,549	<1%
James C. Malone(15)	296,292	<1%
Philip J. Tamminga(16)	168,640	<1%
All current directors and executive officers as a group (18 persons)(17)(18)	4,328,108	9.23%

(1)	Unless otherwise indicated, the business address of such stockholder is c/o The TriZetto Group, Inc., 567 San Nicolas Drive, Suite 360, Newport Beach, California 92660.
(2)	The beneficial ownership is calculated based on 45,230,022 shares of our common stock outstanding as of March 31, 2007. Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable within 60 days of March 31, 2007 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage of each other person. To our knowledge, except pursuant to applicable community property laws and as otherwise set forth below, the persons named in the table have sole voting and dispositive power with respect to the shares set forth opposite such person’s name.
(3)	This information is based on the disclosure set forth in a Schedule 13G/A filed with the SEC on February 14, 2007. In its role as an investment adviser to multiple clients, Wellington Management Company, LLP is deemed to have beneficial ownership of 5,262,670 shares. Of that amount, it has shared voting power with respect to 4,762,010 shares and shared dispositive power with respect to 5,193,370 shares.
(4)

This information is based on a Schedule 13G filed by Gilder, Gagnon, Howe & Co. LLC (“Gilder”) on February 12, 2007. Gilder is deemed to have beneficial ownership of 2,643,290 shares. The shares reported include 2,493,793 shares held in customer accounts over which partners and/or employees of Gilder have discretionary authority to dispose of or direct the disposition of the shares, 105,876 shares held in accounts owned by the partners of Gilder and their families, and 43,621 shares held in the account of the Gilder’s profit-sharing plan.
(5)	This information is based on a Schedule 13G filed jointly by AXA Financial, Inc., AXA, AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle (collectively, the “AXA Entities”) on February 13, 2007. AXA is the 100% owner of AXA Financial, Inc., and AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle collectively control AXA. The AXA Entities collectively are deemed to have beneficial ownership of 2,434,803 shares. The voting and dispositive power held by each of the AXA Entities with respect to these shares is set forth in detail in the AXA Entities’ Schedule 13G.
(6)	Includes 1,613,800 shares held by Jeffrey H. Margolis and his wife, in their capacities as trustees of the Margolis Family Trust, over which the trustees have shared voting and dispositive power. Also includes 82,500 shares of unvested restricted common stock and Mr. Margolis’ options to purchase 468,800 shares of common stock, which are exercisable within 60 days of March 31, 2007.
(7)	Includes 21,000 shares held by Mr. LeFort’s wife, as trustee of a trust for which she is the sole beneficiary; Mr. LeFort disclaims beneficial ownership of such shares. Also includes options for 45,750 shares of common stock, which are exercisable within 60 days of March 31, 2006.
(8)	Includes options for 46,375 shares of common stock, which are exercisable within 60 days of March 31, 2007.
(9)	Includes options for 21,875 shares of common stock, which are exercisable within 60 days of March 31, 2007.
(10)	Includes options for 8,750 shares of common stock, which are exercisable within 60 days of March 31, 2007.
(11)	Includes options for 6,875 shares of common stock, which are exercisable within 60 days of March 31, 2007.
(12)	Includes options for 1,875 shares of common stock, which are exercisable within 60 days of March 31, 2007. Ms. Evans resigned from the Board effective April 24, 2007.
(13)	Includes 31,250 shares of unvested restricted common stock and options for 327,875 shares of common stock, which are exercisable within 60 days of March 31, 2007.
(14)	Includes 107,500 shares of unvested restricted common stock and options for 106,250 shares of common stock, which are exercisable within 60 days of March 31, 2007.
(15)	Includes 10,000 shares held by James C. Malone and his wife in their capacities as trustees of the James C. Malone, Jr. Revocable Trust, over which the trustees have shared voting and dispositive power. Also includes 55,000 shares held by Mr. Malone and his wife, in their capacities as trustees of the Carmela Malone Revocable Trust, over which the trustees have shared voting and dispositive power. Mr. Malone disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 85,000 shares of unvested restricted common stock and Mr. Malone’s options to purchase 72,500 shares of common stock, which are exercisable within 60 days of March 31, 2007.
(16)	Includes 68,750 shares of unvested restricted common stock and options for 56,875 shares of common stock, which are exercisable within 60 days of March 31, 2007.
(17)	Includes 464,909 shares of unvested restricted common stock and options for 1,672,675 shares of common stock, which are exercisable within 60 days of March 31, 2007.
(18)	Includes 2,000 shares held by the wife of Mark M. Tomaino, the Company’s Senior Vice President of Corporate Development.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers, and certain persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the Securities and Exchange Commission (the “SEC”). These reports are commonly referred to as Form 3, Form 4 and Form 5 reports. Such directors, executive officers and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of Forms 3, 4 and 5 furnished to us, or written representations that no annual Form 5 reports were required, we believe that all forms required under Section 16(a) of the Exchange Act applicable to our directors, executive officers and any persons holding 10% or more of our common stock were timely filed with respect to our fiscal year ended December 31, 2006.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven directors, divided into three classes. Directors in each class serve a staggered term of three years. The term of the Class I directors, Paul F. LeFort and Jerry P. Widman, expires at the annual meeting of stockholders in 2009. The term of the Class II directors, Nancy H. Handel, Thomas B. Johnson and L. William Krause, expires at the annual meeting of stockholders in 2007. Ms. Handel was appointed to our Board of Directors effective April 25, 2007 to replace Lois A. Evans who resigned as a director effective April 24, 2007. The term of the Class III directors, Donald J. Lothrop and Jeffrey H. Margolis, expires at the annual meeting of stockholders in 2008.

The Board of Directors proposes that Nancy H. Handel, Thomas B. Johnson and L. William Krause be elected at the 2007 annual meeting to serve as Class II directors for a three-year term expiring at the 2010 annual meeting. Unless you otherwise instruct, the enclosed proxy will be voted in favor of Nancy H. Handel, Thomas B. Johnson and L. William Krause, each of whom are currently Class II directors. If Ms. Handel, Mr. Johnson or Mr. Krause become unavailable to serve for any reason before the election, the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. The Board has no reason to believe that Ms. Handel, Mr. Johnson or Mr. Krause will be unavailable to serve.

There are no family relationships among any of our directors or executive officers.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF

NANCY H. HANDEL, THOMAS B. JOHNSON AND L. WILLIAM KRAUSE

The names and certain information concerning the nominee directors standing for election at the 2007 annual meeting and the other continuing members of our Board of Directors are set forth below. Each of the nominee directors has been nominated for election by the Company’s Nominating and Corporate Governance Committee and Board of Directors.

Directors Standing for Election

Class II Directors—For a Term to Expire in 2010

Nancy H. Handel, 55, has been a director since April 2007. Ms. Handel was the Senior Vice President, Chief Financial Officer of Applied Materials, Inc., a supplier of equipment and services to the global semiconductor industry, from October 2004 through November 2006. From November 2006 to January 2007, Ms. Handel served as Senior Vice President, Finance at Applied Materials and assisted in the transition with their new Chief Financial Officer. She retired from Applied Materials in January 2007. From 1985 to October 2004, she served in various key financial leadership positions at Applied Materials, including four years as Deputy Chief Financial Officer, Corporate Controller and Principal Accounting Officer, and 13 years as Treasurer. Prior to joining Applied Materials, Ms. Handel held various financial management positions with Raychem Corporation, an electronics manufacturer, Crown Zellerbach Corporation, a paper manufacturing company, and two private early stage companies. Ms. Handel currently serves on the board of directors of one other public company: Broadcom Corporation. Ms. Handel received a B.S. in Economics from Purdue University and an M.B.A. from The Ohio State University, and is a graduate of the Stanford Executive Program.

Thomas B. Johnson, 68, has been a director since March 2003. From October 1995 until he retired in March 2001, Mr. Johnson served as an officer of CNA Financial Corporation and held such positions as Group Vice President of Provider Markets and Chairman and Chief Executive Officer of CNA Health Partners, Inc. From July 1964 to September 1995, Mr. Johnson held various positions with Deloitte & Touche, concluding with Partner, Management Consulting. During most of his 31-year career with Deloitte & Touche, Mr. Johnson provided management and financial consulting services to healthcare industry clients. He received his B.S. in Industrial Engineering from Northwestern University in 1962 and his M.B.A. in Accounting and Finance from the University of Chicago in 1964. Mr. Johnson received his Certified Public Accountant certificate from the State of Illinois in 1965.

L. William Krause, 64, has been a director since July 2005. Mr. Krause has been President of LWK Ventures, a private investment firm since 1991. In addition, Mr. Krause served as Chairman of the Board of Caspian Networks, Inc., an IP networking systems provider, from April 2002 to September 2006 and as Chief Executive Officer from April 2002 until June 2004. From September 2001 to February 2002, Mr. Krause was Chairman and Chief Executive Officer of Exodus Communications, Inc., which he guided through a Chapter 11 Bankruptcy to a sale of assets. He also served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993, when he retired. Mr. Krause currently serves on the board of directors of four other public companies: Brocade Communications Systems, Inc., Core-Mark Holding Company, Inc., Packeteer, Inc. and Sybase, Inc. Mr. Krause received his B.S. in Electrical Engineering from The Citadel in 1963.

Directors Continuing in Office

Class I Directors—Terms Expire in 2009

Paul F. LeFort, 66, has been a director since April 1999. From October 1995 until he retired in January 2000, Mr. LeFort served as the Chief Information Officer for UnitedHealth Group Incorporated, a health and well being company. Mr. LeFort is currently performing independent consulting services to a variety of venture capital firms and healthcare-related technology organizations. From November 1994 to October 1995, Mr. LeFort was the Senior Vice President and Chief Information Officer for The MetraHealth Companies, Inc., jointly owned by Travelers Insurance Company and Metropolitan Life Insurance Company. From 1975 to 1994, Mr. LeFort served as a senior partner at Deloitte & Touche Management Consulting for Health Care Information Systems. Mr. LeFort received his B.S. in Physics and Economics from Boston College in 1962.

Jerry P. Widman, 64, has been a director since March 2005. From 1982 to 2001, Mr. Widman served as the Chief Financial Officer of Ascension Health, a large U.S. not-for-profit multi-hospital system. Prior thereto, Mr. Widman was a management consultant with Ernst & Young LLP for twelve years. Mr. Widman currently serves on the board of directors of three other public companies: United Surgical Partners International, Cutera, Inc. and ArthroCare Corporation. Mr. Widman received a B.A. in Business from Case Western Reserve University in 1965, a J.D. from Cleveland State University in 1969, and an M.B.A. from the University of Denver in 1970. He received his attorney’s license from the State of Ohio in 1970 and his Certified Public Accountant certification from the State of Ohio in 1982.

Class III Directors—Terms Expire in 2008

Donald J. Lothrop, 47, has been a director since April 1998. Mr. Lothrop has been a Partner of New Vista Partners, LLC since November 2006, a General Partner of Delphi Management Partners II, L.P. since July 1994, a Managing Member of Delphi Management Partners III, L.L.C. since March 1995, a Managing Member of Delphi Management Partners IV, L.L.C. since October 1997 and a Managing Member of Delphi Management Partners V, L.L.C. since April 2000, all of which are venture capital firms. From January 1991 to June 1994, Mr. Lothrop was a Partner of Marquette Venture Partners, a venture capital firm, where he focused on the healthcare industry. From 1989 to 1990, Mr. Lothrop worked at Bain & Company, Inc., a management consulting firm. Mr. Lothrop currently serves on the board of directors of one other public company: Matria Healthcare, Inc. Mr. Lothrop received his B.S. in Accounting from Pennsylvania State University in 1981 and his M.B.A. from Harvard Business School in 1989.

Jeffrey H. Margolis, 43, is our co-founder and has served as our Chief Executive Officer and a Director since our inception in May 1997. He also served as President from May 1997 to November 2004. In August 1999, Mr. Margolis was named Chairman of the Board. From July 1994 to February 1997, Mr. Margolis served as Senior Vice President and Chief Information Officer of FHP International Corporation, a managed care organization. From November 1992 to June 1994, Mr. Margolis served as Vice President and Chief Information Officer of TakeCare, Inc., a managed care organization. From September 1989 to October 1992, Mr. Margolis held various executive positions, including Vice President and Chief Operating Officer of Comprecare, a managed care organization. From June 1984 to September 1989, Mr. Margolis served in various positions with Andersen Consulting (now known as Accenture), including his final position as Manager, Healthcare Consulting. Mr. Margolis received his B.S. in Business Administration—Management Information Systems from the University of Illinois at Urbana-Champaign in 1984. Mr. Margolis received a Certified Public Accountant certification from the State of Illinois in 1984 and from the State of Colorado in 1988.

General Information

Board of Directors

Our Board of Directors is responsible for supervision of the overall affairs of the Company. To assist in carrying out its duties, the Board has delegated authority to three committees, each of which is described below. During 2006, our Board held seven meetings (including telephonic meetings). Each incumbent director who served during this period attended at least 75% of the Board meetings and at least 75% of the committee meetings for the committees on which he or she was a committee member.

The Company does not have a policy with regard to Board members’ attendance at annual meetings of stockholders. Jeffrey H. Margolis, our Chairman and Chief Executive Officer, attended the 2006 annual meeting of stockholders held on May 22, 2006.

Director Independence

Each of the Company’s directors is deemed to be an independent director as defined in the Nasdaq Listing Standards, except for Mr. Margolis, who serves as the Company’s Chief Executive Officer. In determining independence, each year the Board considers whether directors have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Executive Sessions

Typically, the independent directors meet in executive session, without any members of management present, in conjunction with each regularly scheduled Board meeting. Executive sessions may also be held in conjunction with special Board meetings. The Board met in executive session four times during 2006. The Lead Director or another independent director chairs these sessions.

Lead Director

Our Corporate Governance Guidelines (described in the following section) require the Board to designate a Lead Director when the Chairman of the Board also serves as Chief Executive Officer. The Board has designated Mr. LeFort as its Lead Director. Mr. LeFort is an independent director as defined in the Nasdaq Listing Standards. As Lead Director, Mr. LeFort’s duties include chairing executive sessions of the Board, conferring with the Company’s Chief Executive Officer on Board meeting schedules, agendas and other matters, facilitating the flow of information to the Board, participating in the evaluation of the Chief Executive Officer by the Company’s Compensation Committee and the Board, and any other duties assigned by the Board from time to time. In the event of the incapacity or death of the Chairman of the Board, the Lead Director will assume a leadership role, pending a formal succession plan or appointment of an interim Chief Executive Officer.

Corporate Governance

Our Board of Directors is committed to effective corporate governance practices. We have adopted the Code of Business Conduct and Ethics (the “Code of Ethics”), which summarizes the basic principles and standards of conduct to guide all of our directors, officers and employees in our goal to achieve the highest business and personal ethical standards, as well as compliance with the laws and regulations that apply to our business. In October 2003, the Board adopted Corporate Governance Guidelines (the “Guidelines”) in an effort to continue to enhance and promote corporate governance and to promote the effective functioning and performance of the Board of Directors and its committees. All of the corporate governance documents, including the Code of Ethics, Guidelines and committee charters, are available on the Corporate Governance section of the Company’s website, www.trizetto.com.

The Guidelines address a number of important issues such as:

•	Selection process and qualifications for Board membership;

•	Board composition, structure, operation and compensation;

•	Biennial performance reviews for the Board and each committee;

•	Management succession planning;

•	Committee composition; and

•	Annual performance reviews for the Chief Executive Officer.

Our Board of Directors and management have reviewed the provisions of the Sarbanes-Oxley Act of 2002, the related rules of the SEC, and Nasdaq Listing Standards regarding corporate governance policies and procedures. We believe that our Corporate Governance Guidelines and committee charters meet current requirements and reflect high standards of corporate governance.

Committees of the Board

The Board of Directors has three standing committees:

•	Audit Committee;

•	Compensation Committee; and

•	Nominating and Corporate Governance Committee.

The Audit Committee of the Board is currently comprised of three directors selected by our Board. The current members of the Audit Committee are Thomas B. Johnson (Chairman), Paul F. LeFort and Jerry P. Widman. The Board has determined that Thomas B. Johnson is an “audit committee financial expert” as such term is defined in rules of the SEC, and that each member of the Audit Committee is financially literate as defined in the Nasdaq Listing Standards. Each member of the Audit Committee also is “independent” as independence for audit committee members is defined in the Nasdaq Listing Standards.

The Audit Committee acts pursuant to the written Audit Committee Charter approved by the Board of Directors. The current Audit Committee Charter is available on the Corporate Governance section of the TriZetto website, www.trizetto.com. Pursuant to its charter, the Audit Committee is authorized to handle all matters that it deems appropriate regarding our independent registered public accountants and to otherwise communicate and act upon matters relating to the review and audit of our books and records, including the scope of the annual audit and the accounting methods and systems to be utilized by us. The Audit Committee held nine meetings (including telephonic meetings) during 2006.

The Compensation Committee of the Board is currently comprised of four directors selected by our Board. The current members of the Compensation Committee are L. William Krause (Chairman), Paul F. LeFort, Jerry P. Widman and Nancy H. Handel. Lois A. Evans served as a member of the Compensation Committee during fiscal 2006 and until her resignation from the Board of Directors effective April 24, 2007. Ms. Handel was appointed to replace Ms. Evans on the Compensation Committee effective April 25, 2007. Each member of the Compensation Committee is an independent director as defined in the Nasdaq Listing Standards. The Compensation Committee acts pursuant to the written Compensation Committee Charter approved by the Board of Directors. The charter is available on the Corporate Governance section of the TriZetto website, www.trizetto.com. The responsibilities of the Compensation Committee include advising the Board on officer and employee compensation. The Compensation Committee establishes and reviews all compensation programs for our executive officers and other key employees. The Compensation Committee held 13 meetings (including telephonic meetings) during 2006. Additional information regarding the Compensation Committee is set forth below in the Compensation Discussion and Analysis section of this Proxy Statement.

The Nominating and Corporate Governance Committee (the “Governance Committee”) of the Board is currently comprised of two directors selected by our Board. The current members of the Governance Committee are Donald J. Lothrop (Chairman) and Nancy H. Handel. Lois A. Evans served as a member of the Governance Committee during fiscal 2006 and until her resignation from the Board of Directors effective April 24, 2007. Ms. Handel was appointed to replace Ms. Evans on the Governance Committee effective April 25, 2007. Each member of the Governance Committee is an independent director as defined in the Nasdaq Listing Standards. The Governance Committee acts pursuant to the written Nominating and Corporate Governance Committee Charter approved by the Board of Directors. The charter is available on the Corporate Governance section of the TriZetto website, www.trizetto.com. The functions of the Governance Committee include seeking, identifying and recommending candidates for election to the Board of Directors, evaluating the performance of the Board and Board committees, and assisting the Board in developing and overseeing the implementation of corporate governance guidelines and principles. The Governance Committee encourages directors to attend continuing education programs, including those sponsored or endorsed by Institutional Shareholder Services. TriZetto will reimburse each director for the reasonable costs associated with attending such programs. The Governance Committee held 5 meetings (including telephonic meetings) during 2006.

Members of the Board of Directors, management or stockholders may recommend director candidates. The Governance Committee also may use the services of an executive search firm to help identify and evaluate possible nominees for director. Stockholders may recommend nominees for membership on the Board to the Governance Committee by submitting the names and qualifications in writing to the Corporate Secretary of the Company at 567 San Nicolas Drive, Suite 360, Newport Beach, California 92660. TriZetto’s bylaws specify certain time limitations, notice requirements and other procedures applicable to the submission of nominations before an annual meeting of stockholders, which are described in the section entitled “Stockholder Proposals” below. A stockholder’s recommendation of a qualified candidate that is made in accordance with these procedures will be subject to the same evaluation process as other nominees considered by the Governance Committee. No director nominations by stockholders have been received as of the date of this Proxy Statement.

In assessing each potential candidate, the Governance Committee will review the nominee’s experience, training, education, independence, understanding of the Company’s or other related industries and such other factors the Committee determines appropriate in light of the current needs of the Board. Diversity of race, ethnicity, gender and age are factors in evaluating candidates for Board membership as are the needs of the Company and the range of talent and experience already represented on the Board. The Governance Committee will also take into account the ability and willingness of a candidate to devote the time and effort necessary to fulfill his or her responsibilities.

Director Compensation

Information regarding the compensation of our directors is set forth below in the Compensation Discussion and Analysis section of this Proxy Statement.

EXECUTIVE OFFICERS

Executive Officers

Information regarding Jeffrey H. Margolis, our Chief Executive Officer, is set forth above under Class III Directors. The names and certain information concerning our other executive officers are set forth below.

Anthony Bellomo, 53, joined us in October 2000 as our Executive Vice President and Division President of HealtheWare, our application software unit. He held this position until he was named Executive Vice President of Enterprise Software in January 2004. In December 2006, Mr. Bellomo was given increased responsibilities and he now serves as our Executive Vice President, Product Management. From March 1994 to October 2000, Mr. Bellomo served as President of Erisco Managed Care Technologies, Inc. (“Erisco”), a managed care software development company that we acquired in October 2000. Prior to being named President of Erisco, Mr. Bellomo held various positions with Erisco since 1977. He received his B.S. in Systems Engineering from Polytechnic Institute of New York in 1975.

Kathleen Earley, 55, joined us in November 2004 as our President and Chief Operating Officer. Ms. Earley was with AT&T Corporation from 1995 through her retirement in September 2001. At AT&T, Ms. Earley served in various executive positions, concluding with Senior Vice President, Enterprise Marketing of AT&T and President of AT&T’s Data and Internet Services group. Prior to AT&T, Ms. Earley was with IBM Corporation for 17 years with management positions in sales, marketing, planning and strategy development. Ms. Earley currently serves on the board of directors of three public companies: Digital Realty Trust, Inc., Switch & Data Facilities Company, Inc. and Vignette Corporation. Ms. Earley received her B.A. in Accounting in 1975 and her M.B.A. in Finance in 1977, both from the University of California at Berkeley.

Patricia E. Gorman, 51, joined TriZetto in February 2003 as our Executive Vice President, Business Solutions. She served in this capacity until December 2006 when she was named Chief Information Officer. From August 2000 to February 2002, Ms. Gorman served as Executive Vice President of Corporate Operations for Time Warner Telecom. From June 1977 to July 2000, Ms. Gorman held various positions with AT&T Corporation. She received her B.S in Marketing from Fairleigh Dickinson University in 1977 and her M.B.A. from Seton Hall in 1986.

John G. Jordan, 55, joined us in October 2000 as Senior Vice President, Payer Sales. He served in this capacity until April 2004, when he was promoted to Senior Vice President, Sales. In December 2006, Mr. Jordan was named Senior Vice President, Sales and Account Management. From September 1985 to October 2000, Mr. Jordan served in various positions, including Senior Vice President of Sales and Marketing, with Erisco.

James C. Malone, 58, joined us as our Senior Vice President of Finance in January 2004. He was appointed Chief Financial Officer in March 2004 and promoted to Executive Vice President in January 2006. From January 1997 until he retired in January 2002, Mr. Malone served as Senior Vice President of Cognizant Corporation and IMS Health Incorporated, with his last role being Chief Financial Officer of IMS Health. Prior to 1997, Mr. Malone held various executive and management positions in finance for Dun & Bradstreet, Reuben H. Donnelley, Siemens AG and PriceWaterhouse. Mr. Malone received his B.S. in Accounting from St. Francis College in 1973. He received his Certified Public Accountant certification from the State of New York in 1975.

Alan M. Ross, 52, joined us in January 2006 as our Senior Vice President of Human Capital Management. From September 2001 through January 2006, Mr. Ross served as Managing Director of Strategic Insights, a management advisory firm specializing in the managed healthcare and outsourcing industries. From August 1997 to August 2001, Mr. Ross served as Senior Vice President of Corporate Development for HealthPlan Services, an insurance services firm. From June 1981 to July 1997, Mr. Ross served in a variety of senior human resources positions with the Dun & Bradstreet Corporation, including the Chief Global Human Resources officer position with A. C. Nielsen. He received his B.S. in Political Science and Economics from the University of Connecticut in 1976 and his M.P.A. in Public Administration from the Maxwell School of Government at Syracuse University in 1977.

Daniel J. Spirek, 40, joined us in May 1997 as our Vice President, Supplemental Management Services. From June 1999 to January 2000, Mr. Spirek served as our Senior Vice President, Professional Services Group. In February 2000, Mr. Spirek was promoted to Executive Vice President of our Transformation Services Group. In July 2000, Mr. Spirek was promoted to Division President, Business Solutions, our hosting and consulting business. He held this position until January 2003 when he was named Division President, Transformation Services. In January 2004, Mr. Spirek was named Chief Solutions Officer. He assumed additional responsibilities as TriZetto’s Senior Vice President, Integrated Health Solutions in December 2006. From July 1994 to May 1997, Mr. Spirek served as Vice President, Information Services for FHP/PacifiCare, a managed care organization. Prior to July 1994, Mr. Spirek held various information technology management positions at TakeCare, Inc., a managed care organization, Comprecare, Inc., a managed care organization, and a consulting position at Andersen Consulting (now known as Accenture). Mr. Spirek received his B.S. degree in Information Management Systems from the University of Colorado in 1988.

James J. Sullivan, 49, joined TriZetto as our Vice President of Legal Affairs in August 2001 and was appointed General Counsel and Secretary in July 2002. He was promoted to Senior Vice President in July 2003. Before joining TriZetto, Mr. Sullivan ran a legal and consulting practice focused on general corporate and securities law for technology and emerging-growth companies. From March 1997 to June 2000, Mr. Sullivan was Senior Vice President, General Counsel and Secretary of Long Beach Financial Corporation and its wholly owned subsidiary, Long Beach Mortgage Company, a sub-prime mortgage lender. From July 1991 to March 1997, Mr. Sullivan served as Vice President and Legal Counsel of American Savings Bank, F.A. From October 1985 to July 1991, Mr. Sullivan was employed as an associate at the law firm of Gibson, Dunn & Crutcher LLP. Mr. Sullivan began his career with Arthur Young & Company, now Ernst & Young LLP, where he was employed as an accountant from 1980 to 1982. Mr. Sullivan received his B.A. in Business Administration from the University of Southern California in 1980 and his J.D. from Loyola Law School of Los Angeles in 1985. He received his Certified Public Accountant certification from the State of California in 1982.

Philip J. Tamminga, 50, joined TriZetto in August 2004 as our Executive Vice President of Professional Services. He served in this capacity until December 2006, when he was named Executive Vice President, Development and Professional Services. From June 1980 to July 2004, Mr. Tamminga was employed by Accenture (formerly known as Andersen Consulting), the last fourteen years as a partner. Mr. Tamminga was a founder of Accenture’s customer relationship management practice. From September 1994 through July 2004, Mr. Tamminga led Accenture’s global Siebel practice and alliance. He received his B.S. in Finance in 1979 and his M.B.A. in 1980, both from the University of Denver.

Mark M. Tomaino, 46, joined TriZetto in August 2003 as Vice President of Corporate Development. He was promoted to Senior Vice President of Corporate Development in January 2006. From November 1991 until joining TriZetto, Mr. Tomaino worked at Bausch & Lomb Incorporated in a variety of legal, strategy and business development roles focused on its medical device and pharmaceutical businesses. From September 1986 until November 1991, Mr. Tomaino was engaged as an attorney in private practice. Mr. Tomaino received his B.A. in Economics and English from the College of the Holy Cross in 1982, his J.D. from Albany Law School of Union University in 1985, and his M.B.A. from the Graduate School of Management at the University of California at Irvine in 2003.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of the Board of Directors (the “Committee”) has responsibility for approving, reviewing and monitoring the Company’s executive compensation program. Throughout this Proxy Statement, the individuals who served as the Company’s Chairman and Chief Executive Officer and the Chief Financial Officer during 2006, as well as the other individuals included in the Summary Compensation Table on page 21 of this Proxy Statement, are referred to as the “named executive officers.”

This Compensation Discussion and Analysis (“CD&A”) will focus on the following key topics:

•	The Company’s philosophies and objectives concerning executive compensation;

•	The role of the Committee, its members and advisors, and the processes management uses in working with the Committee; and

•	The various components of our executive compensation program and the benchmarking processes used in reviewing each component of the executive compensation program.

Compensation Objectives and Philosophy

The principal objectives of the Company’s executive compensation program are to attract, motivate, and retain talented executives who can deliver value for our stockholders, customers, and employees. The Committee has established the following compensation philosophies in support of these objectives:

•

Align the interests of our executives and stockholders. The Committee believes it is important to tie a significant portion of executive compensation to the value of the Company’s stock in order to more closely align the interests of the executives with the interests of our stockholders. For this reason, equity-based compensation is a significant component of compensation for our named executive officers. The named executive officers are provided with equity-based compensation through a combination of non-qualified stock option and restricted stock awards.

•

Pay for performance. The Committee believes that executive compensation programs should in part be designed to compensate executives based on company performance. Thus, a substantial portion of each named executive officer’s compensation is contingent on the Company achieving annual and multi-year financial results. In addition, we annually evaluate the performance, contribution and effectiveness of our Chairman and Chief Executive Officer, as well as certain other executives, using our Key Performance Management System (“KPMS”) assessment process. The score achieved by our Chairman and Chief Executive Officer through the KPMS assessment process directly and significantly impacts the total compensation he earns. The score achieved by each of our other executives through the KPMS assessment process is a factor used to determine their respective compensation levels.

•

Build for the future. The Committee believes it is important to have a leadership team that is capable of successfully operating and growing an increasingly complex business. Consistent with this principle, we strive to establish an executive compensation scheme that enables us to attract talented executives with experience managing companies within our industry and our current stage of growth. We also seek to establish an executive compensation package that will provide us an opportunity to retain our performing executives in an increasingly competitive global market.

•

Ensure transparency. The Committee appreciates the need for stockholders to have the opportunity to understand all of the elements of our executive compensation program. We are committed to providing disclosures on a timely basis, in plain English, so stockholders can understand the rationale for, and objectives of, our executive compensation decisions. In addition, we strictly adhere to rules and guidelines relating to the dating, pricing and disclosure of stock-based awards. We do not time the release of material non-public information for the purpose of affecting the value of equity awards.

The Compensation Committee

Roles and Responsibilities

The Committee operates under a written charter that was last reviewed and adopted by the Board of Directors on October 19, 2006 and is available for public inspection at our website, www.trizetto.com. The key responsibilities of the Committee include:

•	Reviewing compensation and benefits practices and policies to ensure that they provide appropriate motivation for corporate performance and increased stockholder value.

•	Overseeing the administration of the Company’s 1998 Long-Term Incentive Plan.

•

Reviewing and approving compensation for our Chief Executive Officer and other executive officers, including base salary, annual incentives, equity-based awards, employment agreements, severance arrangements, change in control arrangements and any other special or supplemental benefits.

•	Periodically surveying the executive compensation practices of other similarly positioned companies.

•	Establishing and approving annual performance goals and objectives for the Chief Executive Officer, and evaluate the Chief Executive Officer’s performance against such goals and objectives.

•	Approving the company’s health, welfare, and retirement plans.

•	On an annual basis reviewing and evaluating the adequacy of compensation and benefits for the independent Directors, and recommend changes, if any, to the Board of Directors for approval.

•	Reviewing and approving the financial targets for the Company’s cash bonus and performance-based equity incentive programs, and approving payouts under these plans.

•	Preparing a report on compensation as required by the SEC for inclusion in the Company’s annual proxy statement, and reviewing this CD&A.

Committee Membership

Paul F. LeFort, Lois A. Evans and L. William Krause were members of the Committee during fiscal 2006. Mr. LeFort served as the Chairman of the Committee during that time. Ms. Evans resigned from the Board of Directors effective April 24, 2007. Effective April 25, 2007, Nancy H. Handel was appointed to replace Ms. Evans on the Committee and Mr. Krause was appointed Chairman. Each member of the Committee qualifies as a “Non-Employee Director” under Rule 16b-3 of the Securities and Exchange Act of 1934, as amended, satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, and qualifies as an “independent director” under the listing requirements of the NASDAQ Global Select Market.

Committee Process

The Committee meets as often as necessary, but at least twice annually. In 2006, the Committee met 13 times. The Committee’s Chairman works with our Senior Vice President – Human Capital Management to establish an annual calendar and an agenda for each meeting. The Committee evaluates and approves recommendations and proposals that are submitted, in writing, by our Senior Vice President – Human Capital Management. The Committee utilizes the services of Mercer Human Resource Consulting to advise the Committee on appropriate and comparable practices. In matters related to CEO compensation, the Committee meets in executive session and reports its decisions to the Company’s Senior Vice President, General Counsel and Secretary. Minutes are kept of each Committee meeting and the Committee reports its action and decisions at regularly scheduled Board meetings. The Committee also may act by unanimous written consent.

Advisors to the Committee

Mercer Human Resources Consulting (“Mercer”) serves as the independent advisor to the Committee and, upon request, participates at Committee meetings. Mercer provides the Committee with benchmark data and analysis comparing the compensation of our executives to executives holding similar positions at certain peer companies. Mercer also opines on the reasonableness and competitiveness of our executive compensation practices, and provides the Committee with independent analysis of the Company’s performance versus that of a peer group. However, Mercer does not have any decision-making authority with respect to executive compensation decisions.

Mercer and its parent company, Marsh, Inc., (“Marsh”) provide certain benefits administration services to the Company. This relationship was disclosed to the Committee prior to its selection of an independent advisor, and the Committee determined that the Company’s pre-existing relationship with Mercer and Marsh did not create an obstacle to Mercer’s ability to provide professional and independent counsel to the Committee with respect to executive compensation analysis.

In 2006, the Company paid the following fees to Marsh and its affiliates, including Mercer:

Marsh Division	Nature of Work	Company Sponsor	Fees Paid($)
Mercer Human Resource Consulting	Independent Advice to the Compensation Committee	Compensation Committee	120,399

	Research and Product Development	Senior Vice President—Integrated Health Solutions	17,000

	Long-Term Executive Plan Survey and FAS 123(R) Assumptions	Senior Vice President—Human Capital Management	7,165
Mercer Health & Benefits	Administration of the Company’s Employee Benefit Programs	Senior Vice President— Human Capital Management	263,378	(1)

	Research and Product Development	Senior Vice President— Integrated Health Solutions	110,150
Marsh Executive Benefits	Management of Executive Deferred Compensation Plan and Brokerage of other Executive Benefits	Senior Vice President— Human Capital Management	17,000
TOTAL			535,092
(1)	Paid to Mercer Health & Benefits for administration of the Company’s self-funded medical plans through monthly payments to Aetna.

Management Involvement in Compensation Decisions

We do not have any specific policies that would prevent members of the management team from participating in the executive compensation decision-making process. Our Senior Vice President – Human Capital Management is typically asked by the Committee to present compensation proposals and, in that regard, generally attends Committee meetings. In addition, our Chief Executive Officer and our President and Chief Operating Officer occasionally participate in Committee discussions at the request of the Committee. However, members of the management team do not generally participate in actual executive compensation decisions.

Benchmarking Process

In making compensation decisions, the Committee utilizes a benchmarking process to evaluate each element of our executive compensation program. In 2006, the Committee engaged Mercer to identify the compensation paid to executives holding equivalent positions or having similar responsibilities as our named executive officers within a peer group consisting of the following companies:

• Computer Horizons Corp	• Per-Se Technologies, Inc.

• Eclipsys Corp.	• QAD Inc.

• Epicor Software Corporation	• Quest Software

• First Consulting Corporation Group	• S1 Corp

• ICT Group, Inc.	• Sapient Corporation

• Kanbay International, Inc.	• Transaction Systems Corporation

• Lawson Software	• Vignette Corporation

These companies may change from time to time. The Committee also uses general compensation surveys sponsored by nationally recognized compensation consulting firms to assist in making compensation decisions.

We generally utilize peer group and survey data to analyze our current and proposed executive compensation relative to the 50th and 75th percentiles of this benchmark data. While we utilize these studies for reference purposes, and to ensure competitiveness and reasonableness, we do not exclusively rely on benchmarking to establish compensation levels. Variations in the actual compensation set by the Committee may occur as dictated by the experience level of the executive, the executive’s performance, and various market factors.

Executive Compensation Components

For 2006, the principal components of compensation for the named executive officers were:

•	Base salary;

•	Annual cash incentive compensation;

•	Long-term incentive compensation (including both stock options and restricted stock awards); and

•	Perquisites and other benefits.

We do not have any formal policies which dictate the amount to be paid with respect to each element, nor do we have any policies which dictate the proportion of the various elements. We also do not have any formal policies for allocating between cash and non-cash compensation or short-term and long-term compensation. Instead, we rely on the judgment of the Committee, input and feedback from our executive team, the advice of Mercer, and a review and analysis of compensation paid by our peer group companies.

Base Salary

The Company provides executives with base salaries to compensate them for services rendered during the year. Base salaries provide a basic level of compensation and are necessary to recruit and retain executives. Base salaries for our named executive officers are reviewed and approved by the Committee annually or upon significant changes in responsibilities. The Committee considers the following factors during its review process:

•	Market and peer data provided by Mercer and other outside consultants;

•	An internal equity review of each executive’s compensation relative to other executives with comparable roles and performance; and

•	In the case of our Chairman and Chief Executive Officer, an assessment of his contribution and performance using KPMS scores.

Chairman and Chief Executive Officer. Annual base salary adjustments for our Chairman and Chief Executive Officer are based on the overall annual salary budget guidelines for our Company as well as on an evaluation of his performance using the KPMS assessment process. The KPMS assessment process provides a method by which we are able to objectively evaluate his performance based upon a number of pre-established goals and objectives. The Chairman and Chief Executive Officer’s actual performance is reviewed and compared to the goals and objectives by the Committee and a total score is awarded for the fiscal year. His base salary is then adjusted to reflect the cumulative KPMS score, subject to the discretion of the Committee and other factors such as our overall financial health and performance.

Other Executive Officers. Annual base salary adjustments for our executive officers other than our Chairman and Chief Executive Officer are based primarily on a review of market and peer data provided by outside compensation consultants as well as on an internal equity review of each executive’s salary relative to other executives with comparable roles and performance. Our Chairman and Chief Executive Officer also exercises some influence with respect to the final base salary amounts to be paid to the executive officers after consideration of the above factors and consultation with the Committee. The KPMS scores achieved by each executive officer are one additional factor used to assess each of the executive officer’s salaries.

In March 2006, the Committee considered each of the above factors in approving base salary increases for our named executive officers, including our Chairman and Chief Executive Officer. These increases are reflected in the base salaries reported in column (c) of the Summary Compensation Table on page 21 of this Proxy Statement.

Annual Cash Incentive Compensation

We pay annual cash incentive compensation to our executive officers under our Cash Bonus Plan. The Cash Bonus Plan is a performance-based incentive plan that rewards executives for achieving certain performance goals determined by the Committee each plan year. Other performance criteria may also be established by the Committee in its sole discretion for the Chairman and Chief Executive Officer. Company objectives may include financial performance metrics such as revenue, EBITDA, adjusted EBITDA, net income, earnings per share, free cash flow and revenue growth, as well as financial objectives applicable to business units within the Company.

The following table sets forth the applicable performance targets and various payout levels for 2006:

Performance Target	Threshold	Target	Maximum
Consolidated Revenue	50% (based on 80% attainment of target)	100% (based on 100% attainment of target)	150% (based on 125% attainment of target)
Earnings Per Share	50% (based on 80% attainment of target)	100% (based on 100% attainment of target)	105% (based on 105% attainment of target)
Free Cash Flow	50% (based on 80% attainment of target)	100% (based on 100% attainment of target)	150% (based on 125% attainment of target)

Performance between the threshold and the target, and between the target and the maximum, is calculated via interpolation. No annual cash bonuses are paid if the Company does not achieve at least the threshold targets.

Each named executive officer has an annual cash bonus opportunity that is established as a percentage of his or her base salary. For the Chairman and Chief Executive Officer and the President and Chief Operating Officer, the threshold bonus opportunity in 2006 was 50% of base salary, the target bonus opportunity was 100% of base salary, and the maximum bonus opportunity was 135% of base salary. For all other named executive officers, the threshold bonus opportunity was 38% of base salary, the target bonus opportunity was 75% of base salary, and the maximum bonus opportunity was 101% of base salary. The following table sets forth the threshold, target and maximum bonus payment opportunities in 2006 for each of the named executive officers:

	Bonus Opportunity Payout
Name	Threshold ($)	Target ($)	Maximum ($)
Jeffrey H. Margolis	273,011	546,021	737,128
James C. Malone	112,971	225,941	305,021
Kathleen Earley	202,496	404,992	546,739
Anthony Bellomo	111,683	223,366	301,544
Phillip J. Tamminga	108,840	217,680	293,868

At the end of each year, the Chairman and Chief Executive Officer recommends the amount of cash awards for each executive officer, other than his own, to the Committee. The Committee determines the amount of the cash award for the Chairman and Chief Executive Officer and each of the other named executive officers. The recommendations and award amounts are determined by multiplying the percentage of the potential award earned (which is determined by the level of achievement of specified goals) by the participant’s targeted percentage of base salary that may be earned as a bonus. In addition, the actual award may be discretionarily increased or decreased based upon the achievement of the participant’s personal objectives. The Cash Bonus Plan utilizes a funded pool approach whereby the bonus pool is funded by overall corporate results and then allocated based upon each business unit’s revenue and contribution margin results.

In 2006, the Company exceeded 100% of the Consolidated Revenue, Earnings Per Share and Free Cash Flow targets established in the Cash Bonus Plan. Pursuant to the terms of the Cash Bonus Plan, the total bonus pool funded in 2006 for all participants was $17,014,445. The amount of cash incentive compensation earned by our named executive officers in 2006 is set forth in the “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table on page 21 of this Proxy Statement. We paid these amounts in March 2007.

Long-Term Incentive Compensation

In 2006, the Company’s long term incentive compensation was awarded by the Committee pursuant to our stockholder-approved 1998 Long-Term Incentive Plan (the “LTIP”). The LTIP is designed to motivate executives to achieve long-term goals designed to create stockholder value and reward them to the extent they achieve such goals. The long-term incentive awards in 2006 for the named executive officers included two basic components: non-qualified stock option grants and restricted stock grants. Historically, we have granted our stock-based awards during the first quarter of each fiscal year. All grants of non-qualified stock options and restricted stock are initially proposed by management and then approved by the Committee. Management generally does not have any discretion regarding the timing or amount of any grants of options or restricted stock. However, following approval of the grant by the Committee, management is responsible for the administration of the agreements under which the options and restricted stock are granted.

Non-Qualified Stock Options. In 2006, we awarded 94,000 stock options to the named executive officers, as further described in the Grants of Plan-Based Awards table on page 23 of this Proxy Statement. We also awarded a total of 535,150 stock options to 63 other employees in 2006. The number of stock options granted to an executive is based upon the executive’s position and level of responsibility using comparable positions at the peer group. In accordance with the terms of the LTIP, the option exercise price for all stock options is equal to the closing price of our common stock on the date of grant. We do not issue discounted stock options or permit the repricing of previously issued options. Stock options have a ten-year term and generally vest ratably over either a three-year or four-year period. We utilize the Black-Scholes option pricing model for valuing stock option awards.

We believe that stock options are an important element of total executive compensation because stock options:

•	Focus executives on increasing stockholder value;

•	Are consistent with our pay-for-performance philosophy, as value is created for the executive only if the share price of our common stock increases during the option term; and

•	Help retain key executives as the options typically vest on a ratable basis over a multi-year period.

Restricted Stock. In 2006, we awarded 85,000 shares of restricted common stock to the named executive officers, as further described in the Grants of Plan-Based Awards table on page 23 of this Proxy Statement. We also awarded a total of 184,710 shares of restricted stock to 27 other employees in 2006. As with stock options, the number of shares of restricted stock awarded to an executive is based upon the executive’s position and level of responsibility using comparable positions at the peer group.

The restricted stock awarded in 2006 was service-based and vests ratably over a two-year period for the Chairman and Chief Executive Officer and vests ratably over a four-year period for each of the other named executive officers.

We believe that restricted stock awards are an important element of total executive compensation because they:

•	Build equity ownership for executives;

•	Focus executives on increasing stockholder value; and

•	Help retain key executives as the shares typically vest over a multi-year period.

In 2007, we introduced performance-based restricted stock awards, which cliff vest in 2010 only if the Company achieves certain performance targets between 2007 and 2009, to replace a portion of our traditional service-based restricted stock awards. We believe these performance-based shares further align our executive compensation program with the interests of our stockholders.

Perquisites and Other Benefits

Perquisites. Pursuant to the terms of the Amended and Restated Employment Agreement, effective January 1, 2006, with our Chairman and Chief Executive Officer, we provide Mr. Margolis with up to 25 hours of personal use of the Company’s owned or leased aircraft each year. The incremental expense associated with this perquisite in 2006 is $63,439, and is set forth in the All Other Compensation column of the Summary Compensation Table on page 21 of this Proxy Statement. This is the only perquisite received by Mr. Margolis in 2006. No other named executives received any perquisites in 2006.

Other Benefits. We provide our executives with various retirement and savings programs, health and welfare programs, and other employee benefits which are generally available on the same cost-sharing basis to all of our employees. These benefits include:

•	Medical, dental, and vision insurance;

•	Group life insurance;

•	Pre-tax health care and dependent care flexible spending accounts;

•	Short-term disability insurance;

•	Long-term disability insurance;

•	Tuition reimbursement;

•	401(k) plan with partial Company matching; and

•	Employee Assistance Program.

Pension Plans. We do not currently administer any pension plans for the benefit of our named executive officers or other members of management.

Non-Qualified Deferred Compensation. In addition to the above benefits, certain key executives, including all of the named executive officers, are eligible to participate in our Executive Deferred Compensation Plan (the “EDCP”). The EDCP is an unfunded deferred compensation plan established and maintained for the purpose of providing key management employees with the opportunity to defer the receipt of compensation and to accumulate earnings on such deferrals on a tax-deferred basis. Each participant in the EDCP may elect to defer, for any calendar year, up to 75% of his or her base salary and 100% of any commissions or bonuses earned during such calendar year. Participant accounts may be credited with a 50% Company match on up to 6% of the participant’s total compensation less any Company contribution made to the 401(k) plan on behalf of such participant. This match is discretionary and determined annually by the Committee. Company contributions vest after three years of service with the Company. Additional information regarding the EDCP is set forth in the Non-Qualified Deferred Compensation table on page 26 of this Proxy Statement.

Tax and Accounting Consequences

Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code, executive compensation in excess of $1 million paid to a chief executive officer or other person among the four other highest compensated officers is generally not deductible for purposes of corporate federal income taxes. However, qualified performance-based compensation, within the meaning of Section 162(m) of the Internal Revenue Code and applicable regulations, remains deductible. The Committee intends to continue reliance on performance-based compensation programs, consistent with sound executive compensation policy. The Committee’s policy has been to seek to cause executive incentive compensation to qualify as “performance-based” in order to preserve its deductibility for federal income tax purposes to the extent possible, without sacrificing flexibility in designing appropriate compensation programs.

Accounting for Stock-Based Compensation

We account for stock-based payments in accordance with the requirements of FASB Statement 123(R) (“FAS 123(R)”).

Employment Agreements

We have an employment agreement with our Chairman and Chief Executive Officer, Jeffrey H. Margolis. We do not have employment agreements with any of our other named executive officers.

Mr. Margolis’ most recent employment agreement became effective on January 1, 2006. Under the agreement, Mr. Margolis was entitled to an annual base salary of $546,021. As an incentive to stay with the Company, Mr. Margolis received a retention incentive payment of $44,228 on each of January 1, 2006 and 2007. He will receive an additional retention incentive payment in the amount of $44,228 on January 1, 2008, so long as he is an active employee on such date. Under the agreement, Mr. Margolis is eligible for annual bonus compensation in an amount to be determined by the Committee. The agreement provides that, if all of the Company’s and Mr. Margolis’ individual performance objectives are met, the bonus will be equal to Mr. Margolis’ annual base salary for the year for which the bonus is paid. Any bonus awarded may be greater or less than Mr. Margolis’ annual base salary, depending on whether the Company’s and Mr. Margolis’ performance exceeds or falls short of the established objectives. Mr. Margolis’ employment agreement also provides him with up to 25 hours of personal use of the Company’s owned or leased aircraft for the calendar years ending December 31, 2006, 2007 and 2008. TriZetto pays or reimburses Mr. Margolis for all reasonable and necessary out-of-pocket expenses he incurs in the performance of his duties. Mr. Margolis is entitled to participate in all of the Company’s employee benefit plans and programs to the same extent generally available to the Company’s executives, with the exception of the Company’s Employee Stock Purchase Plan (“ESPP”). As a greater than 5% owner of the Company’s outstanding common stock during 2006, Mr. Margolis was ineligible to participate in the ESPP.

Change of Control Agreements

We have entered into “Change of Control” (as defined below) agreements with certain of our executive officers, including each of the named executive officers. In addition, Mr. Margolis’ employment agreement contains certain Change of Control provisions. These agreements provide for severance and other benefits if, following a Change of Control of TriZetto, the executive’s employment terminates in a way adverse to the executive. Additional information regarding the Change of Control agreements and the Change of Control provisions of Mr. Margolis’ employment agreement is set forth on page 28 of this Proxy Statement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Paul F. LeFort, Chairman

Lois A. Evans

L. William Krause

Notwithstanding any statement in any of our filings with the SEC that might incorporate part or all of any future filings with the SEC by reference, including this Proxy Statement, the foregoing Compensation Committee Report is not incorporated by reference into any such filings.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of our Chairman and Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers for the year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compen- sation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Jeffrey H. Margolis Chairman of the Board and Chief Executive Officer	2006	546,021	44,228(6)	211,865	680,607	546,000	—	63,439(7)	2,092,160
James C. Malone Executive Vice President and Chief Financial Officer	2006	301,255	—	337,280	92,278	230,000	—	—	960,813
Kathleen Earley President and Chief Operating Officer	2006	404,992	—	255,393	118,057	407,000	—	182,425(8)	1,367,867
Anthony Bellomo Executive Vice President, Product Management	2006	297,821	22,217(9)	132,853	163,083	227,783	—	—	843,757
Philip J. Tamminga Executive Vice President, Development and Professional Services	2006	290,240	15,702(10)	163,728	89,470	234,298	—	—	793,438
(1)	For Messrs. Margolis, Bellomo and Tamminga, the amounts in columns (c), (d) and/or (g) include amounts which have been deferred, and as such, are also reported in column (b) of the Non-qualified Deferred Compensation Table on page 26 of this Proxy Statement.
(2)	The values in this column reflect the dollar amounts recognized for financial statement reporting purposes for each of the named executive officers for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), and thus may include amounts from awards granted in 2006 and prior years. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in footnote 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2007.
(3)	The values in this column reflect the dollar amounts recognized for financial statement reporting purposes for each of the named executive officers for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), and thus include amounts from awards granted in 2006 and prior years. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in footnote 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2007.
(4)	The values in this column reflect non-equity incentive plan compensation earned by each of the named executive officers during fiscal 2006. Please refer to the discussion of Annual Cash Incentive Compensation on pages 16-17 of this Proxy Statement.
(5)	We do not sponsor any pension plans on behalf of our named executive officers or other management personnel. In addition, none of our named executive officers have any above-market earnings on non-qualified deferred compensation to report for fiscal 2006.

(6)	This amount for Mr. Margolis reflects the payment on January 1, 2006 of a retention incentive payment as stated in his Amended and Restated Employment Agreement.
(7)	This amount represents the benefit received by Mr. Margolis for personal use of Company’s owned or leased aircraft. The amount represents the aggregate incremental cost to us from the use of such aircraft and is determined on a per flight basis. The aggregate incremental costs include the cost of actual fuel used, the cost of on-board catering, the hourly cost of aircraft maintenance for the applicable number of flight hours, landing fees, trip related hangar and parking costs, universal weather monitoring costs, if applicable, crew expenses and other variable costs specifically incurred.
(8)	This amount represents the gross amount received by Ms. Earley for reimbursement of relocation costs. This reimbursement included all costs associated with moving Ms. Earley and her family from New Jersey to California, including fees and expenses relating to the sale of Ms. Earley’s New Jersey home.
(9)	This amount for Mr. Bellomo reflects a discretionary bonus paid in addition to any non-equity incentive plan compensation set forth in column (g).
(10)	This amount for Mr. Tamminga reflects a discretionary bonus paid in addition to any non-equity incentive plan compensation set forth in column (g).

GRANTS OF PLAN-BASED AWARDS

The table below provides information about equity and non-equity awards granted to the named executive officers in 2006.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Options Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(i)	(j)	(k)	(l)
Jeffrey H. Margolis	3/6/2006	273,011	546,021	737,128	—	36,000	16.81	308,286
	3/6/2006				15,000	—	—	252,150
James C. Malone	3/6/2006	112,971	225,941	305,021	—	10,000	16.81	85,635
	3/6/2006				50,000	—	—	840,500
Kathleen Earley	3/6/2006	202,496	404,992	546,739	—	25,000	16.81	214,088
	3/6/2006				10,000	—	—	168,100
Anthony Bellomo	3/6/2006	111,683	223,366	301,544	—	11,500	16.81	98,480
	3/6/2006				5,000	—	—	84,050
Philip J. Tamminga	3/6/2006	108,840	217,680	293,868	—	11,500	16.81	98,480
	3/6/2006				5,000	—	—	84,050

(1)	These columns show the potential value of the payout for each named executive officer under the TriZetto Cash Bonus Plan. These amounts are based on the individual’s current salary and position. The performance criteria for determining the potential payout are found on pages 16-17 of this Proxy Statement.
(2)	This column shows the number of restricted shares granted to each named executive officer in 2006.
(3)	This column shows the number of stock options granted to each named executive officer in 2006.
(4)	This column shows the exercise price for the stock options granted, which is equal to the closing price of TriZetto’s common stock on the Grant Date.
(5)	This column shows the full Grant Date fair value the company would expense in its financial statements over the vesting period per FAS 123(R) removing the service-based vesting forfeiture assumption. For the restricted stock awards, this is the number of shares multiplied by the closing price of TriZetto’s common stock on the date of grant. For stock options, the fair value is calculated using a Black-Scholes valuation methodology according to FAS 123(R). Please refer to footnote 11 of the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2007 regarding valuation assumptions.

Vesting of 2006 Plan-Based Awards

	Stock Options	Restricted Stock
Jeffrey H. Margolis	Vests in three equal annual installments beginning on 3/6/2007	Vests in two equal annual installments beginning on 3/6/2007
All other named executive officers	Vests in four equal annual installments beginning on 3/6/2007	Vests in four equal annual installments beginning on 3/6/2007

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information on the holdings of stock options and restricted stock by the named executive officers at December 31, 2006.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
(a)	(b)		(c)		(e)	(f)	(g)	(h)
Jeffrey H. Margolis	20,000		—		35.44	1/24/2010
	—		20,000		57.50	2/16/2010
	8,400		—		12.81	5/19/2010
	6,900		—		12.19	2/23/2011
	25,000	(3)	75,000	(3)	9.25	6/29/2011
	40,000	(4)	—		12.50	1/29/2012
	39,000	(5)	—		12.50	1/29/2012
	—		60,000	(3)	12.50	1/29/2012
	10,000		—		7.50	7/17/2012
	100,000		—		3.49	2/24/2013
	125,000		125,000		6.66	2/16/2014
	50,000		100,000		8.48	2/9/2015
	—		36,000		16.81	3/6/2016
							15,000	275,550
James C. Malone	25,000		25,000		6.53	1/28/2014
	15,000		15,000		6.66	2/16/2014
	5,000		15,000		8.48	2/9/2015
	—		10,000		16.81	3/6/2016
							100,000	1,837,000
Kathleen Earley	50,000		50,000		7.07	11/8/2014
	50,000	(3)	—		7.07	11/8/2014
	—		25,000		16.81	3/6/2016
							72,500	1,331,825
Anthony Bellomo	220,000		—		15.13	10/2/2010
	12,500	(3)	37,500	(3)	9.25	6/29/2011
	20,000		—		12.50	1/29/2012
	—		30,000	(3)	12.50	1/29/2012
	45,000		45,000		6.66	2/16/2014
	5,000		15,000		8.48	2/9/2015
	—		11,500		16.81	3/6/2016
							17,500	321,475
Philip J. Tamminga	50,000		50,000		5.86	8/9/2014
	2,000		6,000		8.48	2/9/2015
	—		11,500		16.81	3/6/2016
							55,000	1,010,350
(1)	The expiration date of all option awards is ten years from the date of grant.

(2)	The market value of stock awards that have not yet vested was determined by multiplying the number of shares by the closing price of TriZetto’s common stock on December 29, 2006, which was the last trading day of 2006. For additional information about our stock option and restricted stock plans please refer to pages 17-18 of this Proxy Statement.
(3)	Each of these option awards were granted with the opportunity for accelerated vesting based upon the achievement of targeted thirty-day average prices of TriZetto’s common stock. The average price realized determines the percentage of such options that will be subject to accelerated vesting. Any options which are not accelerated will become fully vested seven years from the date of grant.
(4)	This stock option grant is attributable to Mr. Margolis’ role as our Chief Executive Officer in 2002.
(5)	This stock option grant is attributable to Mr. Margolis’ his role as the Chairman of our Board of Directors in 2002.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding stock options exercised by the named executive officers and the vesting of stock awards held by the named executive officers in 2006.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Jeffrey H. Margolis	—	—	37,500	515,625
James C. Malone	—	—	25,000	426,500
Kathleen Earley	—	—	31,250	527,813
Anthony Bellomo	—	—	12,500	201,625
Philip J. Tamminga	—	—	25,000	303,500
(1)	The named executive officers did not exercise any options during fiscal 2006.
(2)	This column reflects the value of TriZetto’s common stock on the vesting date multiplied by the number of shares vested on that date.

Stock Award Vesting Detail

Name	Original Grant Date	Shares Granted	Vesting
Jeffrey H. Margolis	6/14/2004	75,000	Two equal annual installments beginning on 6/14/2005
James C. Malone	3/3/2004	100,000	Four equal annual installments beginning on 3/3/2005
Kathleen Earley	11/8/2004	125,000	Four equal annual installments beginning on 11/8/2005
Anthony Bellomo	4/20/2005	25,000	Two equal annual installments beginning on 4/20/2006
Philip J. Tamminga	8/9/2004	100,000	Four equal annual installments beginning on 8/9/2005

NON-QUALIFIED DEFERRED COMPENSATION

The Executive Deferred Compensation Plan (the “EDCP”) is an unfunded deferred compensation plan established and maintained for the purpose of providing key management employees with the opportunity to defer the receipt of compensation and to accumulate earnings on such deferrals on a tax-deferred basis. Each participant in the EDCP may elect to defer, for any calendar year, up to 75% of his or her base salary and 100% of any commissions or bonuses earned during such calendar year. Each participant is allowed to make a hypothetical allocation of the amounts credited to his or her account among investment options/indices that the Company makes available from time to time. Each account is credited at least annually with notational earnings equal to the aggregate weighted-average return on the investment options/indices selected by the participant, less applicable expenses. Participant accounts may also be credited with a 50% Company match on up to 6% of the participant’s total compensation less any Company contribution made to the 401(k) plan on behalf of such participant. This match is discretionary and determined annually by the Committee. Company contributions vest after three years of service with the Company. The following table sets forth information relating to the EDCP for the year ended December 31, 2006.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Jeffrey H. Margolis	49,600(5)	18,300	8,810	—	112,775
James C. Malone	—	—	—	—	—
Kathleen Earley	—	—	—	—	—
Anthony Bellomo	31,067(6)	7,512	5,340	—	58,276
Philip J. Tamminga	20,000(7)	—	851	—	20,851

(1)	The amounts in column (b) represent amounts for each of the following named executive officers which have been deferred, and as such, are also reported as compensation for each named executive officer in the Summary Compensation Table on page 21 of this Proxy Statement.
(2)	These amounts represent discretionary contributions made by the Company on behalf of each of the named executive officers after approval by the Committee.
(3)	The amounts deferred under each participant’s EDCP accounts are deemed to be invested in investments chosen by each of the participants. Currently, the choices include thirteen externally managed institutional funds, including equity and bond mutual funds. The participant and Company contributions are credited to book-keeping accounts for the participants, and the balances of these accounts are adjusted to reflect the gains or losses that would have been obtained if the contributions had actually been invested in the applicable externally managed institutional fund, respectively.
(4)	No withdrawals or distributions were made from our EDCP to any of our named executive officers during fiscal 2006.
(5)	The amount deferred for Mr. Margolis consists of $40,000 from bonus payments (bonus and non-equity incentive plan awards) and $9,600 from base salary.
(6)	The amount deferred for Mr. Bellomo consists of $15,000 from bonus payments (bonus and non-equity incentive plan awards) and $16,067 from base salary.
(7)	The amount deferred for Mr. Tamminga consists of $20,000 from base salary.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The table below reflects the amount of compensation that would become payable to each of the named executive officers under existing plans and arrangements if the named executive officer’s employment had terminated on December 31, 2006, given their compensation as of that date and, as applicable, based on the closing price of our common stock on December 29, 2006, which was the last trading day of 2006. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including then exercisable stock options, vested restricted stock and vested amounts contributed or credited under the Executive Deferred Compensation Plan, as well as benefits generally available to all salaried employees, such as the payout of accrued time off. The actual amounts that would be paid upon a named executive officer’s termination of employment can only be determined at the time of such executive’s termination. Due to a number of factors which affect the nature and amount of any benefits provided upon the events discussed below, the actual amounts paid or distributed may be significantly higher or lower than reported below. Summaries of the various plans and arrangements that we have entered into with the named executive officers relating to payments upon termination or change in control transactions are set forth below the table.

Name	Salary Continuation(1)	Bonus Payments(2)	Continuation of Welfare Benefits(3)	Acceleration of Equity Awards(4)	Outplacement Services	Excise Tax Gross- Up(5)	Total Termination Benefits
Jeffrey H. Margolis
Involuntary Termination	$1,092,042	$634,477	$21,114	$3,820,660	$ 0	N/A	$5,568,293
Termination after change in control	1,638,063	546,021	31,743	3,820,660	50,000	0	6,086,487
Death or disability	273,011(6)	0	0	0	0	N/A	273,011
James C. Malone
Termination after change in control	602,510	228,752	48(7)	2,472,600	50,000	0	3,353,910
Kathleen Earley
Termination after change in control	809,984	404,992	1,734	1,935,825	50,000	0	3,202,535
Anthony Bellomo
Termination after change in control	595,642	223,366	21,162	1,532,815	50,000	0	2,422,985
Phillip J. Tamminga
Termination after change in control	580,480	217,680	21,162	1,713,130	50,000	0	2,582,452

(1)	The amounts in this column are assumed based upon each named executive officer’s annual base salary as of December 31, 2006 and the applicable payout multiple based on the potential termination types indicated in the table.
(2)	The amounts in this column represent earned but unpaid incentive compensation. The values are derived from each named executive officer’s annual target award amount, as set forth in the Grants of Plan-Based Awards Table on page 23 of this Proxy Statement. Pursuant to the terms of his employment agreement, the amount disclosed for Mr. Margolis also includes retention awards he would have received had he been employed with the Company on January 1, 2007 and January 1, 2008.
(3)	The amounts in this column represent the present value of perquisites and welfare benefits after subtracting the $50,000 outplacement services payment. The amounts include the value, as of December 31, 2006, of medical and other welfare benefits that may be available to each of the named executive officers upon their respective terminations.

(4)	The amounts in this column represent the value of all outstanding stock options and stock awards that will be subject to accelerated vesting upon the occurrence of the potential termination types indicated in the table. With respect to stock options, the value disclosed equals the difference between the exercise price and the closing price of our common stock on December 29, 2006 multiplied by the number of options subject to accelerated vesting. With respect to stock awards, the value disclosed equals the price of our common stock on December 29, 2006 multiplied by the number of stock awards subject to accelerated vesting.
(5)	No excise tax gross-ups would be paid to any of the named executive officers.
(6)	In the event that Mr. Margolis’ employment terminates due to his death or disability, he would be entitled to one-half of his then current annual base salary.
(7)	Mr. Malone does not participate in the Company’s medical, dental or vision insurance plans. Thus, in the event of a change in control, Mr. Malone would only be entitled to two additional years of basic life insurance premiums.

Change of Control Agreements

Change of Control Provisions of Mr. Margolis’ Employment Agreement

Mr. Margolis’ employment agreement may be terminated by either the Company or Mr. Margolis without cause by providing ninety (90) days written notice of such termination. If Mr. Margolis is terminated without cause or if he voluntarily terminates for good reason, he would be entitled to continue to receive his then current annual base salary for two years following termination, medical and dental coverage for two years following termination, and payment in full of any unpaid retention payments. If Mr. Margolis’ employment is terminated due to death or disability, he would be entitled to a severance payment in the amount of one-half of his then current annual base salary.

Change of Control Agreements with Other Executive Officers

We have entered into Change of Control Agreements with certain of our officers, including each of the named executive officers. These agreements provide for severance and other benefits if, following a Change of Control of TriZetto, the executive’s employment terminates in a way which is adverse to the executive. If the executive’s employment ends within one to three years following a Change of Control (this term varies among the executives) either because we terminate the executive without cause or because the executive resigns under circumstances constituting “good reason,” the executive will be entitled to:

•	Bi-weekly salary through the end of the employment period;

•	Medical, dental and life insurance coverage through the end of the employment period;

•	Outplacement services consistent with our outplacement policy, if any;

•

Payment on the last day of the employment period in an amount equal to the sum of the additional contributions that would have been allocated to the executive’s 401(k) account, if any, if the executive had remained employed through the end of the employment period;

•	Payment within 30 days of the date of termination of all accrued vacation, holiday and personal leave days as of the date of termination;

•	Payment of any unpaid incentive compensation the executive earned through the date of termination in accordance with the terms of any applicable incentive compensation plan; and

•

Acceleration of unvested options held by executives with Change of Control Agreements, unless such acceleration would trigger the “golden parachute” excise tax imposed by the U.S. Internal Revenue Code. In such case, the options will continue to vest as if the executive officer remained employed by us.

For purposes of the Change of Control Agreements referenced above, a “Change of Control” shall be deemed to occur if (a) a person becomes the beneficial owner of 50% or more of the combined voting power of our securities, (b) a majority of the Board changes without the specified approval of incumbent directors, (c) we merge with another entity in a way that substantially changes the ownership of existing stockholders, or (d) our stockholders approve a complete liquidation or dissolution. “Change of Control” is also deemed to have occurred if an executive’s employment with us is terminated prior to the Change of Control and it is demonstrated that (y) such termination was at the request of a third party who has taken steps to effectuate the Change of Control or (z) such termination arose in connection with or anticipation of the Change of Control.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board.

Jeffrey H. Margolis, the Company’s Chairman and Chief Executive Officer, is not included in this table as he is an employee of the Company and thus receives no additional compensation for his services as a Director. The compensation received by Mr. Margolis as an employee of the Company is shown in the Summary Compensation Table on page 21 of this Proxy Statement.

Cash Compensation

For the fiscal year ended December 31, 2006, members of the Board who are not employees of the Company are entitled to receive an annual cash retainer of $40,000. Our Lead Director, Mr. LeFort, receives an additional retainer of $10,000. Committee chairs and members receive additional annual retainers as well. Retainers for the Committees’ members are as follows: Audit Committee Chair—$25,000; Compensation Committee or Nominating and Corporate Governance Committee Chair—$15,000; Audit Committee member (non-Chair)—$15,000; Compensation Committee or Nominating and Corporate Governance Committee member (non-Chair)—$10,000.

Stock Option Awards

Each non-employee Director receives an annual stock option grant. On March 6, 2006, each non-employee Director received a grant of 10,000 options, with the exception of Mr. LeFort, our Lead Director, who received a grant of 12,500 options, at the closing price of the Company’s Common Stock on the date of the grant ($16.81). Options received by Directors vest ratably over a two-year period.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
(a)	(b)	(d)	(h)
Lois A. Evans(2)	60,000	50,291	110,291
Thomas B. Johnson	65,000	50,291	115,291
L. William Krause	50,000	48,970	98,970
Paul F. LeFort	80,000	63,697	143,697
Donald J. Lothrop	55,000	54,352	109,352
Jerry P. Widman	55,000	42,637	97,637
(1)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R), and thus includes amounts from awards granted in 2006 and prior years. These amounts exclude the estimated impact of forfeitures related to service-based vesting conditions. As of December 31, 2006, each Director has the following number of options outstanding: Lois A. Evans: 32,500; Thomas B. Johnson: 32,500; L. William Krause: 17,500; Paul F. LeFort: 59,500; Donald J. Lothrop: 57,000; and Jerry P. Widman: 17,500.
(2)	Ms. Evans resigned from our Board of Directors effective April 24, 2007. Nancy H. Handel was appointed to replace Ms. Evans effective April 25, 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information, as of December 31, 2006, relating to our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders
1998 Long-Term Incentive Plan(1)	7,650,579	(4)	$10.28	1,956,019
Employee Stock Purchase Plan(2)	—		N/A	385,052
Equity compensation plans not approved by security holders
RIMS Stock Option Plan(3)	69,242		$6.75	47,143

Total	7,719,821		$10.25	2,388,214

(1)	The principal features of the Company’s 1998 Long-Term Incentive Plan (the “LTIP”), which was amended on April 7, 2005 and April 5, 2006, are described in Note 11—Stockholders’ Equity of the Company’s 2006 Form 10-K filed with the SEC on March 16, 2007, and incorporated herein by reference.
(2)	The principal features of the Company’s Employee Stock Purchase Plan (the “ESPP”), which was amended on April 7, 2005, are described in Note 11—Stockholders’ Equity of the Company’s 2006 Form 10-K filed with the SEC on March 16, 2007, and incorporated herein by reference.
(3)	In December 2000, we acquired all of the capital stock of Resource Information Management Systems, Inc., an Illinois corporation (“RIMS”). In connection with this acquisition, we adopted the RIMS Stock Option Plan (the “RIMS Option Plan”), which was based upon RIMS’ existing non-statutory stock option plan. Under the RIMS Option Plan, non-statutory options may be granted to any employee, director, consultant or advisor of RIMS or any affiliate. The exercise price must equal or exceed the fair market value of our common stock on the trading day immediately preceding the grant date. The RIMS Option Plan terminates on January 1, 2009, except that we may terminate options granted under the RIMS Option Plan within 14 days after notice of a business combination, as defined in the plan, involving us and any other entity. The Compensation Committee administers the RIMS Option Plan. If any option granted under the RIMS Option Plan expires without being exercised in full, the unpurchased shares subject to the option will become available for future grant.
(4)	Does not include an aggregate of 721,861 shares of restricted stock issued and outstanding under the LTIP.

Not included in the above table are individual grants of restricted common stock made by us to employees and non-employees between 2000 and 2004 prior to stockholder approval of the LTIP. These shares were granted in connection with acquisitions, as a special bonus for extraordinary performance, to encourage continued service by certain employees and non-employees, and as an inducement for executive officers to join our company. These restricted stock grants, which aggregate 624,115 shares of outstanding common stock as of December 31, 2006, were approved by the Board of Directors, but not by the stockholders, of the Company and are each evidenced by a restricted stock agreement between us and each grantee. In accordance with the terms of the restricted stock agreement entered into with each grantee, the shares are issued and held by us, subject to the completion of the vesting provisions. As of December 31, 2006, certificates for a total of 75,000 shares of restricted common stock are held by us and such shares are subject to forfeiture and cancellation upon the termination of employment of the grantee. These shares vest in four equal annual installments, as long as the grantee continues to provide service to us or one of our subsidiaries as of the date of vesting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2006, the members of the Compensation Committee of the Board of Directors were Lois A. Evans, Paul F. LeFort and L. William Krause, none of whom ever served as an officer of TriZetto or any of its subsidiaries. None of the members were involved during 2006 in a relationship requiring disclosure as an interlocking director or under Item 404 of Regulation S-K. Ms. Evans resigned from the Board of Directors effective April 24, 2007. Nancy H. Handel was appointed to replace Ms. Evans on the Compensation Committee effective April 25, 2007. Ms. Handel is not involved in a relationship requiring disclosure as an interlocking director or under Item 404 of Regulation S-K.

TRANSACTIONS WITH RELATED PERSONS

During fiscal year 2006, there were no transactions between us and any related persons that require disclosure hereunder. The Company recognizes that transactions between the Company and any of its Directors or executives, or their immediate family members, can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Accordingly, as a general matter, it is the Company’s preference to avoid such related person transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company and its stockholders, including situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides products or services to related persons on an arm’s length basis on terms comparable to those provided to an unrelated third party.

The Company has adopted a formal written policy that requires the Audit Committee to review and, if appropriate, approve or ratify any related person transactions. Pursuant to this policy, the Audit Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $10,000, and in which any of the Company’s Directors, executive officers or greater than 5% stockholders had, has or will have a direct or indirect material interest. The Audit Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as determined by the Audit Committee in good faith. A copy of the Company’s Policy and Procedures with Respect to Related Person Transactions is available on our website at www.trizetto.com.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has appointed Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accountants for the year ending December 31, 2007. Although approval by our stockholders of this appointment is not required by law, the Audit Committee is submitting this matter for ratification as a corporate governance practice. If the stockholders do not ratify the appointment of E&Y, the Audit Committee will reconsider the appointment. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. One or more representatives of E&Y are expected to be present at the annual meeting. They will be available to answer appropriate questions and will be free to make statements during the meeting.

THE AUDIT COMMITTEE RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2007

Report of the Audit Committee

The Audit Committee of the Board is comprised of three independent directors selected by the Company’s Board of Directors. The current members of the Audit Committee are Thomas B. Johnson (Chairman), Paul F. LeFort and Jerry P. Widman.

Ernst & Young LLP (“E&Y”) served as the Company’s independent registered public accountants for the year ended December 31, 2006. E&Y has been the Company’s independent registered public accountants since August 7, 2001.

Among its functions, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board, although management has the primary responsibility for the financial statements and the reporting process. The independent registered public accountants are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with United States generally accepted accounting principles.

The Audit Committee has reviewed and discussed the annual audited financial statements with management and the independent registered public accountants. The Audit Committee also examined with the independent registered public accountants the matters required to be discussed by the Statement of Auditing Standards No. 61, and reviewed the results of the independent public accountant’s examination of the consolidated financial statements.

E&Y also has confirmed to the Company that it is in compliance with the rules, standards and policies of the Independence Standards Board and the SEC governing auditor independence. The Audit Committee received and discussed with E&Y its written disclosures in the form of a letter as required by Independence Standards Board Standard No. 1. The Audit Committee has considered whether the provision of non-audit services by the Company’s independent registered public accountants is compatible with the auditor’s independence.

Based on the reviews and discussions referred to above, and the guidelines specified by the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

The Audit Committee

Thomas B. Johnson, Chairman

Paul F. LeFort

Jerry P. Widman

Independent Registered Public Accountants

Fees

E&Y served as TriZetto’s independent registered public accountants for the years ended December 31, 2006 and 2005. In addition to rendering audit services during 2006 and 2005, E&Y performed various audit-related services for the Company. The Audit Committee has concluded that the provision of these services by E&Y is compatible with maintaining its independence.

Audit Fees. Audit fees of E&Y during the 2006 and 2005 fiscal years were associated with the annual audit of our consolidated financial statements, reviews of our quarterly reports filed with the SEC, the audit of the effectiveness of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and fees related to other regulatory filings. Audit fees for 2006 and 2005 were approximately $1,655,000 and $1,344,000, respectively.

Audit-Related Fees. Audit-related fees of E&Y during the 2006 and 2005 fiscal years were associated with due diligence in connection with acquisitions, accounting consultation and advice, and audits of our employee benefit plan financial statements. Audit-related fees for 2006 and 2005 were approximately $241,000 and $367,000, respectively.

Tax Fees. We incurred no tax-related fees for services in 2006 or 2005.

All Other Fees. We incurred no fees for other professional services in 2006 or 2005.

Audit and Non-Audit Services Pre-Approval Policy

In May 2003, the Company’s Audit Committee adopted The TriZetto Group, Inc. Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”). The Pre-Approval Policy provides that TriZetto’s Audit Committee will pre-approve all audit and permissible non-audit services provided by our independent registered public accountants, either through specific approval of the Audit Committee or pursuant to pre-approved policies and procedures established by the Audit Committee. These services may include audit services, audit-related services, tax services and other services performed by our independent registered public accountants. The Audit Committee requires the independent registered public accountants and management to report on the actual fees charged for each category of service at regularly scheduled Audit Committee meetings throughout the year.

The Pre-Approval Policy provides that the engagement terms and fees of the annual audit must be specifically approved by the Audit Committee. The Pre-Approval Policy also pre-approves certain audit-related services, provided that the total fees for each such service do not exceed the limit specified by the Audit Committee. The Pre-Approval Policy allows the Chairman of the Audit Committee to increase any of these limits related to any one project by up to $50,000. The Audit Committee Chairman must report on any such increase at the next Audit Committee meeting.

Since the adoption of the Pre-Approval Policy in May 2003, all audit and non-audit services provided by the independent registered public accountants have been pre-approved.

OTHER MATTERS

Other Business

We know of no matters, other than those referred to in this Proxy Statement, that will be presented at the annual meeting. If, however, any other appropriate business should properly be presented at the meeting, the persons named in the enclosed form of proxy will have discretion to vote on those matters for you.

Multiple Stockholders Having the Same Address

If you and other residents at your mailing address own shares of TriZetto common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding” and benefits both you and TriZetto. It reduces the volume of duplicate information received at your household and helps reduce TriZetto’s printing and postage costs. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Your bank or broker will send one copy of our annual report and Proxy Statement to your address. Each stockholder will continue to receive a separate proxy card or voting instruction form.

If your shares are held through a broker or bank, you may revoke your consent to householding at any time by calling 1-800-542-1061. Please have ready your voting instruction form for each account you wish to revoke your consent. If you are a stockholder of record, you may revoke your consent to householding by sending your written request to the Corporate Secretary, The TriZetto Group, Inc., 567 San Nicolas Drive, Suite 360, Newport Beach, California 92660 or by calling us at 949-719-2200. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this Proxy Statement or our annual report, we will send a copy to you if you address your request to the Corporate Secretary of TriZetto at the address or phone number above. If you share your address with another stockholder and the household is receiving multiple sets of the annual report and Proxy Statement, you may request delivery of a single set of materials by contacting your bank or broker, if you are a beneficial owner, or TriZetto at the address or phone number above, if you are a registered stockholder.

Communications with the Board and its Committees

Any stockholder may communicate with the Company’s Board of Directors, or any of its committees, by directing correspondence to the Board, or any committee thereof, c/o the Corporate Secretary, The TriZetto Group, Inc., 567 San Nicolas Drive, Suite 360, Newport Beach, California 92660. Alternatively, the stockholder may send an e-mail to a mailbox established by the Company. The mailbox address is BoardofDirectors@trizetto.com. The Company’s Corporate Secretary will receive any such letters or e-mail and forward it to the Chairman of the Governance Committee or to any individual director or directors to whom the communication is directed.

Stockholder Proposals

Under SEC rules, if a stockholder wants us to include a proposal in our Proxy Statement (and form of proxy) for presentation at our 2008 annual meeting of stockholders, the proposal must be received by us, marked to the attention of TriZetto’s Corporate Secretary, at our corporate offices by January 1, 2008. Matters pertaining to proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

Under our bylaws, nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered at an annual meeting of stockholders may be made by any stockholder of the Company who (i) is a stockholder of record at the time such stockholder gives the required notice described below, (ii) is entitled to vote at the annual meeting and (iii) complies with the notice procedures described below. For nominations or business proposals to be properly brought by a stockholder before an annual stockholders meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary of the Company, at 567 San Nicolas Drive, Suite 360, Newport Beach, California 92660, no later than the close of business on the 120th calendar day before the first anniversary of the date the Company’s proxy statement was released to stockholders in connection with the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, the proposal must be received by the Company no later than the close of business on the 10th day following the day on which notice of the annual meeting date is first mailed or publicly announced. For nominations or a business proposal to be properly brought by a stockholder before the 2008 annual meeting of stockholders, written notice thereof must be received by the Company’s Corporate Secretary no later than January 1, 2008, assuming that the date of such meeting is within 30 days of May 25, 2008. The notice must set forth (a) as to each proposed director nominee, all information with respect to such nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or that is otherwise required pursuant to the federal securities laws, (b) as to any other business, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (c) as to the stockholder giving notice and the beneficial owner, if any, the name and address of such stockholder, as they appear on our books, and of such beneficial owner, and the class and number of shares of our common stock which are owned beneficially and of record by such stockholder and such beneficial owner.

Under Rule 14a-4 promulgated under the Securities and Exchange Act of 1934, as amended, we will be allowed to use our discretionary voting authority under proxies solicited by us to vote on any proposal that is raised at the 2007 annual meeting, without any discussion of the matter in the proxy statement. If we do not receive any stockholder proposals for our 2008 annual meeting before March 16, 2008, we will be able to use our discretionary voting authority at the 2008 annual meeting.

Incorporation by Reference

The following document is incorporated by reference in this Proxy Statement: 2006 Annual Report on Form 10-K filed with the SEC on March 16, 2007.

The Corporation will provide, without charge, to each person to whom a proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in this Proxy Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Proxy Statement incorporates). Such a request should be directed to the Corporate Secretary, The TriZetto Group, Inc., 567 San Nicolas Drive, Suite 360, Newport Beach, California 92660 or by calling us at 949-719-2200.

PROXY

THE TRIZETTO GROUP, INC.

Proxy Solicited by the Board of Directors

Annual Meeting of Stockholders – May 25, 2007

The undersigned hereby nominates, constitutes and appoints Jeffrey H. Margolis and James C. Malone, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all of the stock of THE TRIZETTO GROUP, INC. that the undersigned is entitled to represent and vote at the 2007 Annual Meeting of Stockholders of THE TRIZETTO GROUP, INC. to be held at the Hyatt Regency Newport Beach Hotel, 1107 Jamboree Road, Newport Beach, California, on Friday, May 25, 2007, at 9:00 a.m., and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as shown on the reverse side of this proxy.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED ON THE REVERSE SIDE OF THIS PROXY AND FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2007.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND

RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

IMPORTANT – PLEASE SIGN AND DATE OTHER SIDE AND RETURN PROMPTLY

(continued and to be signed on the reverse side)

(continued from other side)

THE BOARD OF DIRECTORS HAS PROPOSED AND RECOMMENDS

A VOTE FOR ITEMS 1 AND 2.

1.	Election of Directors:

	☐ FOR ALL of the nominees listed below	☐ FOR ALL, EXCEPT as indicated to the contrary below	☐ WITHHOLD AUTHORITY to vote for all of the nominees listed below

Nominees: 01) Nancy H. Handel, 02) Thomas B. Johnson, 03) L. William Krause

(Instructions: To withhold authority to vote for any individual nominee, mark the “FOR ALL, EXCEPT” box and write the nominee’s name or number on the line below.)

Exceptions:

		FOR	AGAINST	ABSTAIN

2.	Ratification of appointment of Ernst & Young LLP as our independent registered public accountants for 2007:	☐	☐	☐

3.	In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

Date: , 2007

(Signature)

(Signature)

Please sign your name exactly as it appears hereon. When shares are held jointly, each stockholder should sign. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such.

Please Detach Here Ú You Must Detach This Portion of the Proxy Card Ú Before Returning it in the Enclosed Envelope